POINT Biopharma Provides Updated Efficacy and Safety Data from the Lead-In Cohort of the Phase 3 SPLASH Trial in mCRPC at ESMO Congress 2022

Newly published poster on the single-arm 27-patient safety and dosimetry lead-in provides key updates including:

A median rPFS time of 11.5 months

A best radiographic objective response (CR, PR) was achieved in 60% of the 10 participants with evaluable disease at baseline

PNT2002 was well tolerated with no treatment-related deaths

September 10, 2022 – INDIANAPOLIS, INDIANA – POINT Biopharma Global Inc. (NASDAQ: PNT) (the “Company” or “POINT”), a company accelerating the discovery, development and global access to life-changing radiopharmaceuticals, today published a poster at ESMO Congress 2022 containing updated efficacy and safety data from the 27-patient safety and dosimetry lead-in cohort for the Company’s phase 3 SPLASH trial (NCT04647526) evaluating PNT2002 for the treatment of metastatic castration-resistant prostate cancer (mCRPC). Key findings include a median rPFS time of 11.5 months, along with a well-tolerated safety profile with no treatment-related deaths and few treatment-related AEs of grade 3 or higher.

“rPFS is the primary endpoint of the SPLASH trial, making these positive signals from the lead-in cohort extremely promising,” said Dr. Neil Fleshner, Chief Medical Officer of POINT Biopharma. “I believe the dosing schedule of four cycles of 177Lu-PNT2002 at 6.8 GBq per cycle every 8 weeks is a unique differentiator offering lower overall whole-body radiation and shorter overall treatment than currently approved PSMA RLT therapies.”

The full poster is available to download at the Company’s investor relations website, located at https://www.pointbiopharma.com/investors#investor-presentations. Upcoming third-party coverage of the data will include video interviews of Dr. Fleshner by UroToday, and of Dr. Aaron R. Hansen by VuMedi. Dr. Hansen is Deputy Director for the Division of Cancer Services at Metro South Health, a Medical Oncologist at Princess Alexandra Hospital, and an Associate Professor of Medicine at the University of Toronto and the University of Queensland.

The phase 3 SPLASH trial is a multi-center, randomized, open label assessment of PNT2002 in participants with prostate-specific membrane antigen (PSMA)-expressing mCRPC who have progressed on androgen receptor pathway inhibitor (ARPI) therapy. Compared to other currently approved radioligand therapies for prostate cancer, SPLASH is evaluating PNT2002 earlier in the treatment pathway and using fewer and lower doses. The treatment regimen for the lead-in cohort is the same as the regimen being investigated in the randomization part of the trial: participants receive up to four cycles of 177Lu-PNT2002 at 6.8 GBq per cycle every 8 weeks. The SPLASH trial is currently enrolling patients across 53 sites in North America, Europe, and UK, and site activations remain ongoing to expedite accrual.

The poster is titled “Efficacy and Safety of 177Lu-PNT2002 prostate-specific membrane antigen (PSMA) Therapy in Metastatic Castration Resistant Prostate Cancer (mCRPC): Initial Results from SPLASH” (e-Poster #1400P). The poster’s newly released data were based on a median follow-up of 11.7 months, updating the previously published abstract which was based on a median follow-up of 7.6 months. Key findings for the lead-in cohort include:
•Median rPFS was 11.5 months, as compared to the control arm benchmarks of 3.5–4.2 months for individuals with progressive mCRPC post-ARPI failure receiving similar treatment1,2
•Median overall survival had not been reached with an 11.7-month median duration of follow-up from time of enrollment
•A radiographic objective response was achieved in 60% of the 10 participants with evaluable disease at baseline
•84.8% of individuals imaged met PSMA eligibility criteria
•From a median baseline PSA (ng/mL) of 22 (range 0.3–701.0), 11 (42%) participants achieved a PSA50 response
•PNT2002 was well tolerated with no treatment-related deaths and few treatment-related AEs of grade 3 or higher
◦Treatment-related adverse events occurring in >10% of participants included dry mouth (25.9% of participants; all grade 1), fatigue (22.2%; grades 1-2), nausea (18.5%; grades 1-2), and anaemia (14.8%; grades 1-3)

“In this patient population, which was not as heavily pre-treated as the population studied in the published randomized trials of 177Lu-PSMA-617, PNT2002 was very well tolerated”, said Scott Tagawa, MD, MS, FACP, Medical Oncologist at Weill Cornell Medicine, Professor of Medicine at Meyer Cancer Center, SPLASH trial investigator, and senior author on the SPLASH poster at ESMO. “The early efficacy signals of PSA and measurable disease responses, combined with the favorable, though non-randomized, rPFS data, are encouraging for success of the phase 3 study.”

Prior to the publication of the lead-in cohort data, the Company hosted a 45-minute educational webinar on August 18, 2022 entitled “Understanding the PNT2002 SPLASH Trial Control Arm” featuring presentations from Dr. Oliver Sartor and Dr. Kim Chi.

Both the poster and the webinar are available under the Presentations tab of the Investors section of the Company’s website, located at https://www.pointbiopharma.com/investors#investor-presentations.

1. de Bono J, Mateo J, Fizazi K, et al. N Engl J Med 2020;382:2091–102.
2. Powles T, Yuen KC, Gillessen S, et al. Nature 2022;28:144–53.

Potential conflict of interest disclosure: Dr. Tagawa has received research funding and honoraria for consulting from POINT.

About the SPLASH Trial
The phase 3 SPLASH trial is a multi-center, randomized, open label assessment of PNT2002 in participants with PSMA-expressing mCRPC who have progressed on androgen receptor pathway inhibitor (ARPI) therapy and refuse, or are not eligible for, chemotherapy. The randomization phase of the study is expected to enroll approximately 400 participants across North America, Europe, and the United Kingdom. Participants will be randomized 2:1 with participants in arm A receiving PNT2002 and participants in arm B receiving either abiraterone or enzalutamide. Participants in arm B who experience centrally assessed radiographic progression and meet protocol eligibility will have the option to crossover and receive PNT2002. Patients will be subject to follow-up for up to 5 years from their first PNT2002 dose. The primary endpoint of the study is radiographic progression-free survival. Key secondary endpoints include overall response rate, overall survival, and pharmacokinetics.

About POINT Biopharma Global Inc.
POINT Biopharma Global Inc. is a globally focused radiopharmaceutical company building a platform for the clinical development and commercialization of radioligands that fight cancer. POINT is transforming precision medicine by combining a portfolio of best-in-class radiopharmaceutical assets, a seasoned management team, an industry-leading pipeline, in-house manufacturing capabilities, and secured supply for rare medical isotopes like actinium-225 and lutetium-177. POINT’s active clinical trials include FRONTIER, the phase 1 trial for PNT2004, a pan-cancer program targeting fibroblast activation protein-α (FAP-α), and SPLASH, the phase 3 trial for PNT2002 for people with metastatic castrate resistant prostate cancer (mCRPC). More information about the SPLASH trial can be found at https://www.splashtrial.com/. Learn more about POINT Biopharma Global Inc. at https://www.pointbiopharma.com/.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the potential attributes and benefits of POINT’s product candidates and the format and timing of POINT’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, our ability to obtain funding for our operations, our ability to maintain the license agreements underlying our product candidates, competition, the ability of POINT to grow and manage growth profitably and retain its key employees, the impact of COVID-19 on POINT’s business, the ability to maintain the listing of POINT’s common stock on the NASDAQ, changes in applicable laws or regulations, the possibility that POINT may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those described in POINT's Annual Report on Form 10-K filed with the SEC on March 25, 2022 and subsequent filings with the SEC. Most of these factors are outside of POINT’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Daniel Pearlstein
Associate Director, Corporate Strategy
investors@pointbiopharma.com